EXHIBIT 21.1



SportsPrize Inc. was incorporated in the State of Nevada on March 6, 1998 as Beagle Ventures Resources Management Inc. with an authorized share capital of 25,000,000 shares of common stock with a par value of $0.001 per share, which changed its name to SportsPrize Entertainment Inc. on March 1, 1999, and to SportsPrize Inc. on May 14, 1999.